Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

QUOTIENT SUISSE SA

Business Park Terre Bonne

Route de Crassier 13

1262 Eysins

Hereinafter “the Company”

AND

Vittoria Bonasso

Chemin du Petit Penthalaz 7d

1306 Daillens

Switzerland

Hereinafter “the Executive”

Exhibit 10.1

INDEX

1.	DEFINITIONS AND INTERPRETATION	3
2.	APPOINTMENT	4
3.	TERM	4
4.	PROBATIONARY PERIOD	5
5.	DUTIES OF THE EXECUTIVE	5
6.	INTERESTS IN OTHER BUSINESSES	5
7.	HOURS OF WORK	6
8.	PRINCIPAL PLACE OF WORK	6
9.	SALARY	6
10.	ANNUAL BONUS	7
11.	EXPENSES	7
12.	BENEFITS AND PENSION FUND	7
13.	COMPANY CAR/CAR ALLOWANCE	7
14.	HOLIDAYS ENTITLEMENT	8
15.	ILLNESS AND ACCIDENT INSURANCE	8
16.	TERMINATION OF AND SUSPENSION FROM EMPLOYMENT	9
17.	OBLIGATIONS DURING EMPLOYMENT	11
18.	OBLIGATIONS AFTER EMPLOYMENT	13
19.	DISCIPLINARY AND GRIEVANCE PROCEDURE	14
20.	COLLECTIVE AGREEMENTS	14
21.	DEDUCTIONS	14
22.	DATA PROTECTION	14
23.	PROTECTION OF THE EMPLOYEE	15
24.	TRAINING	15
25.	HR POLICIES	16
26.	RELEASES AND WAIVERS	16
27.	ENTIRE AGREEMENT	16
28.	GOVERNING LAW AND JURISDICTION	16

Exhibit 10.1

THIS AGREEMENT is made on December 18th, 2020

BETWEEN:

1.	QUOTIENT SUISSE SA (company number CHE-167.592.818, Switzerland) whose registered office is at Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland ("the Company") and
2.	Vittoria Bonasso of Chemin du Penthalaz 7d, 1306 Daillens, Switzerland (“the Executive”)

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1.	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

"Agreement" means this Agreement (including any schedule or annexure to it and any document referred to in it or in agreed form);

“Associated Company” means any company, which is especially a holding company or subsidiary of the Company or a subsidiary of the Company’s holding Company;

"Board" means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it;

"Business" means the manufacture and sale of blood-typing reagents and associated technologies and any trade or other commercial activity which is carried on by the Group, or which the Group shall have determined to carry on with a view to profit in the immediate or foreseeable future;

"Confidential Information" any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Group including but not limited to information relating to the business methods, corporate plans, management systems, finances, new business  opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, knowhow discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Group, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier and any information in respect of which the Group owes an obligation of confidentiality to any third party;

"Duties" means the duties of the Executive as set out in Clause 5;

"Employment" means the Executive's employment under this Agreement;

“Group” means the Company and its affiliates;

"Chairman" means any person holding office as Chairman of the Company from time to time, including any person exercising substantially the functions of a Chairman of the Company;

Exhibit 10.1

"Relevant Period" means the period of six months ending with the Termination Date;

"Restricted Business" means any part of the Business in which the Executive shall have been directly concerned in the course of the Employment at any time in the Relevant Period;

"Termination Date" means the date on which the Employment terminates.

1.2.	In this Agreement, unless the context otherwise requires:
1.2.1.	words in the singular include the plural and vice versa and words in one gender include any other gender;
1.2.2.	a reference to a statute or statutory provision includes:
1.2.2.1.	any subordinate legislation made under it; and
1.2.2.2.	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;
1.3.	a reference to:
1.3.1.	a "person" includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);
1.3.2.

clauses and schedules are to clauses and schedules of this Agreement and references to sub clauses and paragraphs are references to sub clauses and paragraphs of the clause or schedule in which they appear; and

1.4.	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement.
2.	APPOINTMENT
2.1.

The Company appoints the Executive and the Executive agrees to serve as Head of Finance & Group Controller or in such other capacity as the Company may from time to time require on the terms set out in this Agreement.

2.2.

The Executive warrants that he is free to enter into this Agreement and is not bound by, nor subject to any court order, arrangement, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts the Executive from entering into this Agreement or performing the Duties.

2.3.	The Executive shall be employed by Quotient Suisse SA.
3.	TERM
3.1.

The Employment will commence on February 1st, 2021 and unless terminated in accordance with Clause 16, shall continue until terminated by either party giving to the other not less than 6 months' prior written notice.

3.2.	No employment with a previous employer counts towards the Executives period of continuous employment with the Company.

Exhibit 10.1

4.	PROBATIONARY PERIOD
4.1.

The first three months of your employment shall be considered your probationary period.  During this period your employment can be terminated by either party with seven days notice or pay in lieu of notice.

5.	DUTIES OF THE EXECUTIVE
5.1.

The Executive shall carry out such duties as Head of Finance & Group Controller as may be agreed between the Executive and the Company from time to time and exercise the powers consistent with such duties.

5.2.	The Executive shall at all times during the Employment:
5.2.1.	devote the whole of his time, attention, skill and ingenuity during working hours to his duties under this Agreement;
5.2.2.	faithfully and using his best endeavours carry out all work consistent with his position which may be required of him;
5.2.3.	comply with all the Company’s rules, regulations, policies and procedures from time to time in force;
5.2.4.	perform the duties faithfully and diligently;
5.2.5.

obey all lawful and reasonable directions of the Company, observe such restrictions or limitations as may from time to time be imposed by the Company upon the Executive's performance of the duties and implement and abide by any relevant Company policy which may be promulgated or operated in practice from time to time;

5.2.6.	use best endeavours to promote the interests of the Group and shall not do or willingly permit to be done anything which is harmful to those interests; and
5.2.7.	keep the Company fully informed (in writing if so requested) of the Executive's conduct of the business or affairs of the Group and provide such explanations as the Board may require.
6.	INTERESTS IN OTHER BUSINESSES
6.1.

During the Employment the Executive will not, without the prior written consent of the Company, be engaged, concerned or interested in any business or undertaking whatsoever other than the business of the Group (except as the owner for investment in shares and other securities quoted on a public stock exchange and not exceeding 1% of the total issued shares of any company).

6.2.

Notwithstanding clause 6.1, the Executive shall be entitled to devote time to his and other outside interests and business activities but only to the extent that the discharge of his duties under this Agreement is not impaired as a result. The Company shall be entitled to withdraw the consent given by this clause to pursue such activities at any time if it believes that to continue with them would no longer be in the best interests of the Group provided however that in the event the Company withdraws such consent the Executive shall be entitled to fulfil any and all commitments that he has already committed to undertake on dates and times after the time at which consent is withdrawn.

Exhibit 10.1

7.	HOURS OF WORK
7.1.

The Executive's hours of work shall be the Company's normal office hours (40 hours per week) and such further hours as may be necessary for the proper discharge of the Duties. Due to the level of responsibilities and the role, the Executive shall not be entitled to receive any additional remuneration for work outside the Company's normal office hours.

8.	PRINCIPAL PLACE OF WORK
8.1.

The normal place of work is in the Company’s premises in Eysins, Vaud, Switzerland. The Company reserves the right to require the Executive to work temporarily or permanently at/from other locations as the needs of the business require.  This flexibility is essential to the smooth running of the business of the Company.

8.2.

The Executive may be required to work at the Company’s premises, Associated Company’s premises or at the premises of any of their respective customers, clients, suppliers, or associates within or out with Switzerland from time to time.

9.	SALARY
9.1.

During the Employment the Company shall pay to the Executive a basic salary of CHF 250’000.-- per annum. Factors influencing the salary determination are the job requirements, the required educational background, experience, individual performance and the local labour market.

You will be paid in thirteen (13) installments on a monthly basis. The 13th instalment will be paid together with the December salary or on a pro rata basis at the end of your employment contract.

In addition, the Company shall pay to the Executive a lunch allowance of CHF 2’016.-- per annum. The lunch allowance will be paid in twelve (12) installments on a monthly basis.

The monthly salary is paid in Swiss Francs, on or around the 27th at the end of each month into the Executive’s designated bank account.

9.2.

The gross salary and any other cash payment is reduced by the Executive’s contributions to the premiums for the social security contributions mandatory under Swiss law, as well as contributions to the pension plan maintained by the Employer.

For Employees that are taxed at source the Company will deduct the relevant Swiss taxes according to the information provided by the Executive. Any tax refund that may be received by the Executive is to be communicated to HR to review any potential refund to Quotient Suisse SA. The Executive is liable for any additional taxes due resulting from any change in tax rate due to change in circumstances that are not communicated in a timely manner. Cross-borders’ employees will be tax withheld from the payments made to you as long as you do not provide us with form 2041-AS exempting you from Swiss tax withholding.

9.3.

Employees will receive a monthly salary statement. It will be the responsibility of Employees to ensure that the Company has been given correct details of Bank Account name, IBAN number and any changes to these details. Any queries in respect thereof should be raised with HR.

Exhibit 10.1

9.4.

The Executive's basic salary shall be reviewed by the Company from time to time. Any increase in the Executive's salary consequent upon such review will be effective from the effective date specified by the Company.

10.	ANNUAL BONUS
10.1.	The Executive may be eligible to receive up to a maximum equivalent of 25% of basic salary.

10.2.

Unless otherwise expressly agreed upon in writing, the payment of such additional bonus is on a discretionary and voluntary basis. The Employees must be in employment with the Company on the date of the bonus payment to be eligible for the payment. The payment of a bonus for several years in a row does not give rise to any right of the employee.

10.3.

If the Company decides to implement an Annual Bonus Scheme, parties will be bound by it. Clause 10.2 will remain valid notwithstanding any bonus scheme. The Company reserves the right to amend the bonus scheme from time to time by its own decision to suit the changing needs of the business.  Employees will be informed of any changes to the scheme.

11.	EXPENSES
11.1.

The Company will reimburse Employees for all expenses properly and necessarily incurred by them in the proper performance of their duties, upon receipt of such vouchers or other evidence of actual payment of such expenses as the Company may reasonably require.  Details of expenses and subsistence claims procedures are outlined in the Travel & Expense Policy.

11.2.

Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by the Executive in carrying out the Duties.  Any such card must be returned by the Executive to the Company immediately upon the Company's request.

11.3.	Procedures for claiming of business-related expenses are set out in the Company’s Travel and Expense Policy.
12.	BENEFITS AND PENSION FUND
12.1.

The Executive will become a member of the Company Swiss pension fund and insurance plans. A summary of benefits is available in the Quotient Suisse SA Benefits Brochure and further detailed in the official plans rules which may be amended from time to time. The pension provider may link final coverage to the Executive passing their medical examination, at the cost of the pension provider.

12.2.	The Company has the right to alter, amend, cancel or vary at any time any of its Employee benefits programs. Any amendment of the Pension Funds plan will be subject to the LPP Committee.
13.	COMPANY CAR/CAR ALLOWANCE
13.1.	Subject to the Company Car policy and provided that the Executive holds a current full driving license, he may be entitled to a company car allowance of CHF 16’800.-- per annum.
13.2.	No private fuel allowance is payable.

Exhibit 10.1

13.3.	Further details relating to the Company Car policy will be available from Human Resources.
13.4.	The Executive should note that this is a taxable benefit.
14.	HOLIDAYS ENTITLEMENT
14.1.

The Executive shall be entitled to twenty five (25) paid days per full year. The Company holiday year runs from 1st June to 31st May. If the Executive starts working during the holiday year or if this contract ends before the end of a holiday year the holiday entitlement will be calculated on a pro rata basis.

Holidays must be taken at times convenient to the Company and sufficient notice of intention to take holiday must be given. The Executive shall take their annual vacation by the end of the holiday year and take at least two consecutive weeks together. However a limited number of five (5) days not taken during that year may be transferred to the following holiday year. These days have to be taken before the 30th September.

14.2.

On termination of employment, a payment representing holiday pay will be made by the       Company or deducted from the Executive (as appropriate) depending on whether holiday entitlement had been unused or exceeded.

14.3.	After 5 years of service, the Executive will be entitled to two (2) more days of annual holidays. After 10 years of service the Executive will be entitled to an additional two (2) days of holidays.

14.4.

On termination of the Employment the Executive shall be entitled to pay in lieu of any outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement.

14.5.

The Company may require the Executive to take any outstanding accrued holiday during a period of notice of termination of the Employment. Other than at the request of, or with the permission of, the Company, the Executive may not take holiday during a period of notice of termination of Employment.

15.	ILLNESS AND ACCIDENT INSURANCE
15.1.

Should the Executive be unable to come to work as a result of an illness or an accident, they must inform the Company without delay in line with the Absence Management Procedure Policy. For such absences lasting for three (3) days or more, the Executive must obtain a medical certificate. In case of a professional or non-professional accident, a claim form needs to be filled in and sent to Human Resources.

15.2.

The Executive is covered by the loss of income insurance for illness and accident of the Company. The Executive receives the terms and conditions of this insurance, that are relevant. The premium is paid 100% by the Employer. The insurance covers 100% of the base salary during the first thirty (30) days and 90% of the based salary as from the thirty first (31) day for up to 700 days. For any case not covered by the insurance, the Executive is entitled to receive the salary according to the relevant legal provisions.

If the employment relationship ends before the end of the daily allowances, the Executive can receive the allowances according to the terms and conditions of the insurance. Any premium due after the end of the employment relationship must be paid by the Executive.

Exhibit 10.1

16.	TERMINATION OF AND SUSPENSION FROM EMPLOYMENT
16.1.	Subject to the remainder of this Clause 16, the Company may terminate the Executive’s employment by serving notice upon him in accordance with Clause 3.
16.2.

The Executive agrees that he will not engage in any competing activity during all or any part of his notice period.  Any income received from any activity during the notice period will be deducted from the final salary payment.

16.3.	This Agreement terminates without notice at the end of the month on which the Executive reaches normal retirement age.
16.4.	Immediate dismissal
16.4.1.	The Company may by written notice terminate the Employment without notice or pay in lieu of notice if the Executive:
16.4.1.1.

commits any act of gross misconduct or is guilty of any conduct which may in the reasonable opinion of the Company, bring the Company into disrepute or is calculated or likely prejudicially to affect the interests of the Company, whether or not the conduct occurs during or in the context of the Executive's Employment;

16.4.1.2.	is convicted of any criminal offence punishable with imprisonment; or
16.4.1.3.	commits any act of dishonesty relating to the Company, any of its employees or otherwise;
16.4.1.4.

commits a material breach of the terms and conditions of this Agreement or repeats or continues (after a written warning) any other breach of such terms and conditions, including any failure to carry out the Duties efficiently, diligently or competently;

16.4.1.5.	becomes bankrupt or makes any arrangement or composition with his creditors generally; or
16.4.1.6.	for any other valid reason within the meaning of Article 337 of the Swiss Code of Obligations.
16.5.	Suspension

In order to investigate a complaint against the Executive of misconduct the Company may suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold any appropriate disciplinary hearing.

16.6.	Garden leave
16.6.1.	After notice to terminate the Employment has been given by the Executive or the Company, the Company may for all or part of the duration of the notice period in its absolute discretion:
16.6.1.2.	require the Executive not to perform any of the Duties;
16.6.1.3.	require the Executive not to have any contact with clients of the Company;

Exhibit 10.1

16.6.1.4.	require the Executive not to have any contact with such employees or suppliers of the Company as the Company shall determine;
16.6.1.5.	require the Executive to disclose any attempted contact with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this clause.
16.6.1.6.

require the Executive to take any accrued holiday entitlement or prohibit the Executive from taking any accrued holiday entitlement except with the prior written approval of the Chief Executive Officer; provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive's salary and contractual benefits shall not cease to accrue or be paid.

16.6.2.

The Executive acknowledges that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

16.6.3.

The Executive acknowledges that during any such period of garden leave, the terms of this Agreement and the obligations owed by the Executive generally to the Company, including without limitation the Executive's duties of good faith and fidelity to the Company shall continue.

16.6.4.

During any such period of garden leave the Executive must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company. Should the Executive fail to be available for work at any time having been requested by the Company to do so, the Executive's right to salary and contractual benefits in respect of such period of non-availability shall be forfeit notwithstanding any other provision of this Agreement.

16.7.	Effect of termination
16.7.1.

On the Termination Date or at any time after notice is given by the Company or the Executive to terminate the Employment, the Executive shall, at the request of the Company resign (without prejudice to any claims which he may have against the Company arising out of the Employment or its termination) from all and any offices which he may hold as a director of the Company or any of its subsidiaries and from all other appointments or offices which he holds as nominee or representative of the Company; and

16.7.2.

If the Executive should fail to do so within 7 days the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s).

Exhibit 10.1

17.	OBLIGATIONS DURING EMPLOYMENT
17.1.	Intellectual property
17.1.1.

For the purposes of this Clause 17 the term “IPRs” (Intellectual Property Rights) means any and all patents, trade and service marks, trade and business names, rights in designs, internet domain names, copyrights (including copyright in software), database rights, rights in know-how, utility models and all other intellectual property rights (whether or not any of these is registered or unregistered and including any applications for the grant of any such rights) and all rights or forms of protection having an equivalent or similar effect anywhere in the world.

17.1.2.

If you create, make, author, originate, develop, design, conceive or write (either alone or with others) any works, designs, innovations, inventions, improvements, processes, get-ups or trademarks in the course of your employment with the Company (“Works”):

17.1.2.1.	you will promptly disclose to the Company full details of all and any such Works;
17.1.2.2.	all rights (including, without limitation, all IPRs) in and to such Works shall solely legally and beneficially vest in the Company immediately upon their creation without any payment to you;
17.1.2.3.

The Company will pay you an appropriate compensation for the Works invented by you while performing your employment activity but not during the performance of your contractual duties. The Works made during the performance of your contractual duties will vest in the Company without any payment to you;

17.1.2.4.

you hereby irrevocably and unconditionally waive, in favour of the Company, its licensees and successors in title any and all moral rights conferred on you in relation to the Works (existing or future); and

17.1.2.5.	you will not knowingly do anything, or omit to do anything, to imperil the validity or subsistence of any patent, patent application or invention relating to any of the Works.
17.1.3.	To the extent such rights and IPRs do not so vest in Quotient, you hereby assign to the Company all current and future rights in any IPRs created in any Works.
17.1.4.

You will from time to time, both during your employment under this Agreement and thereafter, at the request and expense of the Company, promptly do all things and execute all documents necessary or desirable to give effect to the provisions of this Clause 17 including, without limitation, all things necessary to obtain and/or maintain patent or other protection in respect of any Works in any part of the world and to vest such rights (including, without limitation, all IPRs) in and to the Works in the Company or the Company’s nominee.

Exhibit 10.1

17.1.5.	For the avoidance of doubt;

a)

the provisions of this Clause 17 will apply to any rights (including, without limitation, any IPRs) in the Works arising in any jurisdiction, and the provisions of this Clause 17 will apply in respect of any jurisdiction to the extent permitted by the directives, statutes, regulations and other laws of any such jurisdiction; and

b)

the provisions of this Clause 17 will apply only to Works made or generated in the course of your employment with the Company and will not apply to any creative writings, designs, innovations, inventions, improvements, processes, get-ups or trademarks not connected, directly or indirectly, with your employment by the Company.

17.2.	Power of attorney

The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute documents, to use his name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of Clause 17 and a certificate in writing signed by any director or the Company Secretary that any instrument or act falls within the authority conferred by this paragraph shall be conclusive evidence that such is the case so far as any third party is concerned.

17.3.	Conflict of interest
17.3.1.	During the Employment, the Executive shall not:
17.3.1.1.

other than in the proper performance of his duties directly or indirectly disclose divulge or communicate to any person or persons whatsoever or make use of any Confidential Information to which you have or may in the course of your employment become aware of relating to the business of the Company.

17.3.1.2.

at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture that is in or is intended to enter into competition with the Business.

17.3.2.

The Executive shall promptly disclose in writing to the Company all his interests (including but not limited to shareholdings and directorships) in any businesses, whether or not of a commercial or business nature.

17.3.3.

The Executive shall not, at any time during the Employment, whether directly or indirectly be employed, engaged or concerned in any capacity whatsoever in the conduct of any activity or business which is similar to or competes with any activity or business carried on by the Company (except as a representative of the Company or with the written consent of the Company).

17.3.4.	The Executive shall, at any time during the Employment or following its termination at the request of the Company return to the Company or, at the Company's request, shall destroy:

Exhibit 10.1

17.3.4.1.

any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) relating to the Company's business created by, in the possession of or under the control of the Executive; and

17.3.4.2.	any other property of the Company in his possession or under his control.
17.3.5.	The Executive shall not make or keep or permit any person to make or keep on his behalf any copies or extracts of the items referred to in sub clause 17.3.4 in any medium or form.
18.	OBLIGATIONS AFTER EMPLOYMENT
18.1.	The Executive shall not directly or indirectly, whether on the Executive's own behalf or on behalf of another person:
18.1.1.	for the period of one year following the Termination Date:
18.1.1.1.

so as to compete with the Group in any part of the Restricted Business solicit or entice away or seek to solicit or entice away or deal with any person who was at any time during the Relevant Period a client of the Group with whom:

18.1.1.1.1.	the Executive shall have had material dealings in the course of the Employment at any time in the Relevant Period; or
18.1.1.1.2.	to the Executive's knowledge any employee of the Group who is under the Executive's control shall have had material dealing in the course of their employment with the Group during the Relevant Period;
18.1.1.2.

so as to compete with the Group in any part of the Restricted Business solicit or entice away or seek to solicit or entice away any person who was at the Termination Date negotiating with the Group with a view to dealing with that company as a client and with whom:

18.1.1.2.1.	the Executive shall have had material dealings in the course of the Employment at any time in the Relevant Period; or
18.1.1.2.2.	the Executive's knowledge any employee of the Group who is under the Executive's control shall have had material dealings in the course of their employment with the Group during the Relevant Period;
18.1.1.3.	solicit or entice away or seek to solicit or entice away from the Group any person who is and was at the Termination Date employed or engaged by the Group in any part of the Restricted

Exhibit 10.1

Business in a senior managerial, technical, supervisory, sales, marketing or risk assessment capacity and was a person with whom the Executive had material dealings in the course of the Employment during the Relevant Period; or

18.1.1.4.

so as to compete with the Company in any part of the Restricted Business seek to entice away from the Group or otherwise solicit or interfere with the relationship between the Group and any supplier of such company with whom the Executive shall have had material dealings in the course of the Employment during the Relevant Period;

18.1.2.	at any time after the Termination Date:
18.1.2.1.

induce or seek to induce by any means involving the disclosure or use of Confidential Information any customer to cease dealing with the Group or to restrict or vary the terms upon which it deals with the Company;

18.1.2.2.	be held out or represented by the Executive or any other person, as being in any way connected with or interested in the Group; or
18.1.2.3.	disclose, divulge or communicate to any person or persons whatsoever or make use of any Confidential Information.
18.2.	Any period of Garden Leave served by the Executive pursuant to Clause 16.6 shall reduce the one-year period referred to in Clause 18.1.1 by an equal period of time.

19. DISCIPLINARY AND GRIEVANCE PROCEDURE

19.1.

There are no specific disciplinary rules or procedures applicable to the Executive. Any matters concerning the Executive's unsatisfactory conduct or performance will be dealt with by either the Chief Executive Officer or the President.

19.2.

If the Executive has any grievance relating to his Employment (other than one relating to a disciplinary decision) he should refer such grievance to the Chief Executive Officer or the Head of Human Resources and if the grievance is not resolved by discussion with him it will be referred for resolution to the Board, whose decision shall be final.

20. COLLECTIVE AGREEMENTS

20.1.	There are no collective agreements that affect the terms and conditions of the Executive’s employment.

21. DEDUCTIONS

21.1.

Insofar as the law permits, the Executive consents to the deduction at any time from any salary or other sum due from the Company to the Executive including any payment on termination of employment, of sums owed by the Executive to the Company either by way of a loan, overpaid salary with respect to holiday where the Executive has taken more holiday than his accrued entitlement at the date of termination of employment or expenses.

Exhibit 10.1

22.DATA PROTECTION

22.1.

For the purposes of complying with the Swiss Data Protection legislation including the Swiss Federal Data Protection Act (DPA), the Swiss Federal Data Protection Ordinance (DPO), the Swiss Federal Ordinance on Data Protection Certification (DPCO), or any equivalent legislation, the Executive agrees to provide the Company or any Associated Company with any personal data and sensitive personal data relating to him that either may request and he further consents to the holding and processing (in manual, electronic or any other form) of such data by the Company and/or any Associated Company and/or any agent or third party nominated by the Company and bound by a duty of confidentiality, for the purpose of:

i.	employee related administration;
ii.	processing his file and management of its business;
iii.	compliance with applicable procedures, laws and regulations;
iv.	providing data to external suppliers for the provision and administration of his remuneration and any benefits and any benefits; and/or
v.	to evaluate the efficiency of the Company’s and any Associated Companies’ business systems.

23.PROTECTION OF THE EMPLOYEE

23.1.	The Company respects and aims to protect the physical and mental wellbeing of its Employees. The Company shall take all necessary measures in this regard.
23.2.

The Company has a Health and Safety Policy which applies to all Employees. It operates total smoking ban on its premises and whilst engaged in your duties. Further detail of the Health and Safety Policy and the Smoking internal rules are contained in the Company’s SOP.

Any act or omission on your part which endangers or might endanger the health and safety of yourself or any other person may be regarded as gross misconduct and may result in the termination of your employment with the Company.

23.3.

The Company is an equal opportunity employer. Discrimination on the grounds of sex, race, religion or belief, disability, age, marriage and civil partnership, gender reassignment or sexual orientation will not be tolerated under any circumstances. Employees breaching these regulations will be managed through the Company Disciplinary Policy.

23.4.	The Company does not tolerate violations of personal integrity including physical, psychological and sexual harassment in the workplace.

Any employee who considers that they have been harassed, victimised or discriminated against in any way should raise this with their Line Manager in the first instance or HR if the latest is concerned.

23.5.

Also in the framework of the protection of personality and health, the Company agrees to take all reasonable steps to manage any conflict situation to foster a good working climate. Employees are requested to contact Human Resources to be informed about the procedure to be undertaken.

Exhibit 10.1

The Company reserves the right to take the necessary measures, which may go up to immediate termination of the employment relationship in the event of infringement of this clause.

24.TRAINING

24.1.

Employees may be required to undergo any appropriate training in connection with their employment with the Company.  Such training when required is mandatory and the duration of the training counts as working hours.

24.2.

Employees are expected to attend any training sessions which will be arranged from time to time and which are considered to be appropriate and necessary for your role. Training which is deemed essential for the successful execution of your role, especially around health and safety will be provided, and it is expected that all Employees will attend.

25.	HR POLICIES

25.1.	All global/group and local Swiss Human Resources policies are integral part of the employment contract.
26.	RELEASES AND WAIVERS

26.1.

The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by the Executive without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

26.2.

No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

27.	ENTIRE AGREEMENT

27.1

This Agreement together with any documents referred to in this Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of the employment or engagement of the Executive by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.  Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement.  The invalid provision(s) shall be replaced by such provisions that best meet the parties’ intention when agreeing the invalid provision(s) initially.

28.	GOVERNING LAW AND JURISDICTION

28.1.	This Agreement shall be governed by and construed in accordance with the laws of Switzerland.
28.2.	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of Switzerland.

Exhibit 10.1

28.3.	To the extent that this Agreement, the applicable Staff Regulations or any other applicable regulations of the Company do not provide for specific rules, the Swiss Code of Obligations shall apply.

Signed for and on behalf of

Quotient Suisse SA

/s/ Peter Buhler	/s/ Paul Stuart
Peter Bühler	Paul Stuart
Chief Financial Officer	Head of Human Resources

Signed by	/s/ Vittoria Bonasso	Date December 18, 2020
Vittoria Bonasso